Exhibit 99.2

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	First Quarter
	2025	2024
	(in millions, except per share amounts)
Railway operating revenues
Merchandise	$1,863	$1,863
Intermodal	760	745
Coal	370	396

Total railway operating revenues	2,993	3,004

Railway operating expenses
Compensation and benefits	739	736
Purchased services and rents	498	528
Fuel	244	284
Depreciation	346	337
Materials and other	205	215
Restructuring and other charges	—	99
Eastern Ohio incident	(185)	592

Total railway operating expenses	1,847	2,791

Income from railway operations	1,146	213
Other income – net	31	18
Interest expense on debt	199	201

Income before income taxes	978	30
Income taxes	228	(23)

Net income	$750	$53

Earnings per share – diluted	$3.31	$0.23
Weighted average shares outstanding – diluted	226.5	226.2

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2025	2024
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$1,006	$1,641
Accounts receivable – net	1,231	1,069
Materials and supplies	273	277
Other current assets	191	201

Total current assets	2,701	3,188
Investments	4,003	3,370
Properties less accumulated depreciation of $14,188 and $13,957, respectively	35,803	35,831
Other assets	1,293	1,293

Total assets	$43,800	$43,682

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,445	$1,704
Income and other taxes	490	337
Other current liabilities	960	949
Current maturities of long-term debt	555	555

Total current liabilities	3,450	3,545
Long-term debt	16,660	16,651
Other liabilities	1,702	1,760
Deferred income taxes	7,477	7,420

Total liabilities	29,289	29,376
Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 225,443,501 and 226,320,894 shares, respectively, net of treasury shares	227	228
Additional paid-in capital	2,249	2,247
Accumulated other comprehensive loss	(261)	(262)
Retained income	12,296	12,093

Total stockholders’ equity	14,511	14,306

Total liabilities and stockholders’ equity	$43,800	$43,682

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	First Three Months
	2025	2024
	($ in millions)
Cash flows from operating activities
Net income	$750	$53
Reconciliation of net income to net cash provided by operating activities:
Depreciation	346	337
Deferred income taxes	57	(26)
Gains and losses on properties	(23)	(1)
Changes in assets and liabilities affecting operations:
Accounts receivable	(165)	(51)
Materials and supplies	4	(6)
Other current assets	31	33
Current liabilities other than debt	22	560
Other – net	(72)	(60)

Net cash provided by operating activities	950	839
Cash flows from investing activities
Property additions	(449)	(557)
Acquisition of assets of CSR	—	(1,642)
Property sales and other transactions	18	32
Investment purchases	(609)	(1)
Investment sales and other transactions	19	324

Net cash used in investing activities	(1,021)	(1,844)
Cash flows from financing activities
Dividends	(306)	(305)
Common stock transactions	(9)	(6)
Purchase and retirement of common stock	(248)	—
Proceeds from borrowings	—	400
Debt repayments	(1)	—

Net cash provided by (used in) financing activities	(564)	89

Net decrease in cash and cash equivalents	(635)	(916)
Cash and cash equivalents
At beginning of year	1,641	1,568

At end of period	$1,006	$652

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$192	$182
Income taxes (net of refunds)	1	(2)

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Restructuring and Other Charges

During the first quarter of 2024, we recognized $99 million for restructuring and other charges. This includes $64 million of costs associated with our voluntary and involuntary separation programs that reduced our management workforce and $35 million in costs associated with the appointment of our chief operating officer.

2. Eastern Ohio Incident

On February 3, 2023, a train operated by us derailed in East Palestine, Ohio (the Incident). Insurance recoveries exceeded expenses by $185 million in the first quarter of 2025 compared to expenses of $592 million in the first quarter of 2024. The total expense recognized includes the impact of $224 million and $108 million in insurance recoveries during first quarter 2025 and 2024, respectively. Any additional amounts recoverable under our insurance policies or from third parties will be reflected in future periods in which recovery is considered probable. No amounts have been recorded related to potential third-party recoveries, which may reduce amounts payable by our insurers under applicable insurance coverage.

3. Shareholder Advisory Costs

During the first quarter of 2024, the Company recorded $21 million in costs associated with shareholder advisory matters, which are included in “Other income – net.”

4. Deferred Income Taxes

In the first quarter of 2024, we recorded a $27 million reduction to deferred income taxes, the result of a subsidiary restructuring that reduced our estimated deferred state income tax rate.

5. Stock Repurchase Program

We repurchased and retired 1.0 million shares of common stock under our stock repurchase program in the first three months of 2025 at a cost of $250 million, inclusive of excise taxes, while we did not repurchase any shares of common stock in the first three months of 2024.